NSAR ITEM 77C
                Matters Submitted to a vote of Security Holders
                                 July 28, 1998

Common Shares

1. PROPOSAL I
Election of Directors.
To vote for the election as Class III Trustees, the nominees named below:

                                    Number of Shares/Votes
                                    ----------------------
                                    For                 Authority Withheld
                                    ---                 ------------------
Don G. Powell                       5,222,208.518         53,851.341
Hugo F. Sonnenschein                5,227,326.518         48,733.341

2. PROPOSAL II
To ratify the selection of KPMG Peat Marwick LLP as independent auditors for the Fund's current fiscal year.

For               5,226,695.008
Against               6,011.058
Abstain              43,353.793

3. PROPOSAL III
To transact such other business as may properly come before the Meeting.

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Preferred Shares:

                         No. of Shares            %Of Outstanding Shares          % of Shares Voted


1. To vote for the election as a Class III Trustee:

                                         Theodore A. Meyers

Affirmative                   842.000                  84.200%                       100.000%
Withhold                         .000                    .000%                          .000%
Total                         842.000                  84.200%                       100.000%

2. To ratify KPMG Peat Marwick LLP as independent public auditors for each Fund's current fiscal year.

Affirmative                   842.000                  84.200%                       100.000%
Against                          .000                    .000%                          .000%
Abstain                          .000                    .000%                          .000%

TOTAL                         842.000                  84.200%                       100.000%

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